Exhibit 5.1







                                                       May 23, 1996


Dollar Tree Stores, Inc.
2555 Ellsmere Avenue
Norfolk, VA 23513

                       Re: Public Offering

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the filing of a Registration Statement on Form S-3 on May 23, 1996 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 3,737,500 shares of Common Stock of Dollar Tree Stores, Inc., a Virginia corporation (the "Shares"). We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that the Shares when issued and paid for as will be described in the definitive prospectus with respect to the Registration Statement will be duly and validly authorized, issued, fully paid, and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated under the Act.

                                Very truly yours,



                                HOFHEIMER, NUSBAUM, MCPHAUL & SAMUELS,
                                  a Professional Corporation

                                By: /s/ William A. Old, Jr.
                                   -----------------------------------
                                      William A. Old, Jr., Principal